Exhibit 99.1

Company Contacts:

Tamara A. Seymour	Pete De Spain
CFO and Vice President,	Associate Director,
Finance & Administration	Investor Relations & Corporate Communications
Favrille, Inc.	Favrille, Inc.
(858) 526-8035	(858) 526-2426
tseymour@favrille.com	pdespain@favrille.com

Favrille Reports Third Quarter 2005 Financial Results

San Diego, CA — Nov. 2, 2005 — Favrille, Inc. (Nasdaq: FVRL), a biopharmaceutical company developing targeted immunotherapies for cancer and diseases of the immune system, today reported its financial results for the third quarter of 2005. For the three and nine months ended September 30, 2005, the Company reported net losses of $8.5 million and $26.3 million, respectively, compared to net losses of $7.3 million and $18.4 million for the same periods in 2004.

“The past quarter marked another period of significant progress at Favrille,” said John P. Longenecker, Ph.D., President and Chief Executive Officer of Favrille. “Our lead product candidate, FavId®, is nearing completion of patient enrollment in a pivotal Phase 3 clinical trial for follicular B-cell non-Hodgkin’s lymphoma (NHL). FavId is being developed for administration following a course of treatment with Rituxan®, the standard of care for NHL with U.S. sales of more than $1.6 billion. Rituxan is a monoclonal antibody that is administered as a passive immunotherapy and, although a very successful treatment, is limited by its duration of remission, which is on the order of one year. FavId is an active immunotherapy which we believe to be ideally suited for a slow growing cancer such as indolent B-cell NHL. We believe that the combination of passive and active immunotherapies — Rituxan followed by FavId — may extend time to disease progression (TTP) in patients with indolent B-cell NHL based on the results of our previously presented Phase 2 clinical trials. We look forward to presenting data from long-term follow up of our 100-patient Phase 2 clinical trial of FavId following Rituxan at the American Society of Hematology (ASH) Annual Meeting in December.”

Third Quarter 2005 Financial Review

Research and development expense was approximately $7.0 million and $21.0 million for the three and nine months ended September 30, 2005, respectively, compared to approximately $4.9 million and $12.9 million for the same periods in 2004. The increase is primarily due to increases in certain manufacturing expenses for FavId and expenses associated with the pivotal Phase 3 clinical trial. Manufacturing expenses include personnel and raw materials and supplies.

General and administrative expense was approximately $1.2 million and $3.8 million for the three and nine months ended September 30, 2005, respectively, compared to approximately $1.7 million and $3.5 million for the same periods in 2004. The increase in expenses during the nine months ended September 30, 2005 over the same period in 2004 was primarily due to an increase in personnel, liability insurance, and other expenses incurred subsequent to the Company’s initial public offering. This increase was partially offset by the non-recurring IPO costs expensed in the third quarter of 2004, which is reflected in the decrease in expenses during the third quarter of 2005 as compared to the same period in 2004.

For the three and nine months ended September 30, 2005, the net loss applicable to common stockholders was $8.5 million and $26.3 million, respectively, compared to $7.3 million and $46.6 million for the same periods in 2004. The net loss applicable to common stockholders for the nine months ended September 30, 2004 included deemed dividends of $28.1 million associated with the Company’s Series C Preferred Stock issued in March and April of 2004. Basic and diluted net loss per common share for the three and nine months ended September 30, 2005 was $0.43 and $1.51, respectively, compared to $6.64 and $46.19 for the same periods in 2004. Upon completion of the Company’s initial public offering on February 7, 2005, all of the Company’s outstanding convertible preferred stock converted into approximately 12.2 million shares of common stock.

As of September 30, 2005, Favrille had cash, cash equivalents and short term investments of $43.2 million, compared to $26.6 million at December 31, 2004. The increase is primarily due to the $40.9 million in proceeds, net of underwriters’ discounts and commissions but before expenses, from the Company’s initial public offering, partially offset by net cash used to fund ongoing operations.

“We expect total operating expenses for the full year 2005 to be in the range of $37 million to $38 million, which includes an estimated $3 million in amortization of non-cash stock-based compensation,” said Tamara A. Seymour, Chief Financial Officer and Vice President, Finance and Administration of Favrille. “We anticipate that operating expenses will be primarily related to our Phase 3 clinical trial. We expect our cash, cash equivalents and short term investments to be in the range of $33 million to $34 million at the end of 2005.”

Upcoming Events

•                  Favrille will present new data from its Phase 2 clinical trial of FavId following Rituxan in patients with follicular B-cell NHL at the ASH Annual Meeting in Atlanta on Tuesday, December 13, 2005. At the time of the abstract’s submission in August 2005, patients in this trial who would be eligible for the ongoing Phase 3 clinical trial had not reached median TTP. The Phase 2 trial was closed to enrollment in December 2003. Favrille believes that the data from this long-term follow up of patients is very encouraging and supports the design for the Company’s ongoing Phase 3 clinical trial in the same patient populations.

•                  The Company expects to complete enrollment of its target of 342 evaluable patients in its pivotal Phase 3 clinical trial evaluating FavId following Rituxan in patients with follicular B-cell NHL by year end or soon thereafter. Since initiation of this registration trial in July 2004, the Company has enrolled approximately 85 percent or 290 of the eligible patients. Favrille anticipates an analysis on the secondary endpoint, response rate improvement (RRI), during the fourth quarter of 2006. RRI is defined as a change from stable disease to partial response or partial response to complete response after the initiation of FavId. The final analysis on the primary endpoint, TTP, is expected during the second half of 2007.

Conference Call and Webcast Information

Favrille management will host a conference call today to discuss the third quarter 2005 financial results at 4:30 p.m. Eastern Time. A live audio webcast of management’s presentation will be available at www.favrille.com. Alternatively, callers may participate in the conference call by dialing 866.356.3377 (domestic) or 617.597.5392 (international). The passcode for the conference call is 27965216. A telephone replay of the call will also be available for 48 hours. Callers may access the telephone replay by dialing 888.286.8010 (domestic) or 617.801.6888 (international), passcode 60929803.

About Favrille, Inc.

Favrille, Inc. is a biopharmaceutical company focused on the research, development and commercialization of targeted immunotherapies for the treatment of cancer and diseases of the immune system. The Company’s lead product candidate, FavId, is based upon unique genetic information extracted from a patient’s tumor. FavId is currently under investigation in a pivotal Phase 3 clinical trial for patients with follicular B-cell NHL and Phase 2 clinical trials in other B-cell NHL indications. The Company is developing additional applications based on its immunotherapy expertise and proprietary cost-effective manufacturing technology, including a second product candidate, FAV-201, for the treatment of T-cell lymphoma.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to Favrille’s product candidates, as well as its proprietary technologies and research programs. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Favrille’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress and timing of clinical trials for FavId, including potential delays in patient enrollment; the risk that results achieved in early clinical trials will not be duplicated in later clinical trials; difficulties or delays in development, testing, obtaining regulatory approval, manufacturing and marketing FavId or Favrille’s other product candidates; risks associated with achieving projected operating metrics and financial performance; Favrille’s ability to obtain additional financing to support its operations; Favrille’s dependence on single-source suppliers for critical raw materials; Favrille’s reliance on third parties for clinical testing and marketing; the scope and validity of intellectual property protection for Favrille’s product candidates, proprietary technologies and their uses; competition from other pharmaceutical or biotechnology companies; and additional risks discussed in Favrille’s filings with the Securities and Exchange Commission. In addition, conclusions regarding the safety and efficacy of Favrille’s product candidates cannot be made until the results of future clinical trials of longer duration in more patients are known. All forward-looking statements are qualified in their entirety by this cautionary statement. Favrille is providing this information as of the date of this release and, except as required by law, does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

Financial Statements.

FAVRILLE, INC.

(a development stage company)

BALANCE SHEETS

(in thousands, except share and per share data)

	September 30, 2005	December 31, 2004
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$18,492	$25,065
Short-term investments	24,661	1,493
Receivable from employees	3	4
Receivable, other	346	15
Prepaid expenses and other current assets	646	694
Total current assets	44,148	27,271
Property and equipment, net	8,911	9,435
Restricted cash	1,550	1,606
Other assets	626	818
Total assets	$55,235	$39,130
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable and accrued liabilities	$3,480	$2,603
Current portion of debt	3,111	2,492
Total current liabilities	6,591	5,095
Debt, less current portion	3,097	4,224
Deferred rent	1,197	793
Commitments and contingencies
Redeemable convertible preferred stock, $0.001 par value:
Authorized shares, none at September 30, 2005 and 6,286,014 at December 31, 2004;
Issued and outstanding shares—none at September 30, 2005 and 6,140,188 at December 31, 2004	—	43,672
Stockholders’ equity (deficit):
Preferred stock, $0.001 par value 5,000,000 shares authorized at September 30, 2005 and none at December 31, 2004; no shares issued and outstanding at September 30, 2005 and December 31, 2004	—	—
Convertible preferred stock, $0.001 par value:
Authorized shares, none at September 30, 2005 and 7,013,387 at December 31, 2004;
Issued and outstanding shares-none at September 30, 2005 and 5,505,330 at December 31, 2004	—	6
Common stock, $0.001 par value:
Authorized shares, 75,000,000 at September 30, 2005 and 15,402,410 at December 31, 2004;
Issued and outstanding shares— 20,326,217 at September 30, 2005 and 1,838,714 at December 31, 2004	20	2
Additional paid-in capital	156,680	73,324
Deferred stock-based compensation	(6,400)	(8,386)
Note receivable from stockholder	(96)	(96)
Accumulated other comprehensive loss	(44)	(2)
Deficit accumulated during the development stage	(105,810)	(79,502)
Total stockholders’ equity (deficit)	44,350	(14,654)
Total liabilities and stockholders’ equity (deficit)	$55,235	$39,130

FAVRILLE, INC.
(a development stage company)

STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

Unaudited

	Three Months ended September 30,		Nine Months ended September 30,		Period from January 21, 2000 (inception) to September 30,
	2005	2004	2005	2004	2005
Operating expenses:
Research and development	$7,006	$4,885	$21,027	$12,877	$58,981
General and administrative	1,176	1,656	3,783	3,519	14,239
Amortization of stock-based compensation:
Research and development	347	337	1,063	836	2,373
General and administrative	358	352	1,096	838	2,357
Total operating expenses	8,887	7,230	26,969	18,070	77,950
Interest income	524	116	1,229	229	2,146
Interest expense	(166)	(191)	(555)	(602)	(1,859)
Other income (expense)	5	10	(7)	12	13
Total other income (expense), net	363	(65)	667	(361)	300
Net loss	(8,524)	(7,295)	(26,302)	(18,431)	(77,650)
Deemed dividend-beneficial conversion feature for Series C redeemable convertible preferred stock	—	—	—	(28,103)	(28,103)
Accretion of Series C redeemable convertible preferred stock issuance costs	—	(17)	(6)	(33)	(57)
Net loss applicable to common stockholders	$(8,524)	$(7,312)	$(26,308)	$(46,567)	$(105,810)
Historical net loss per share:
Basic and diluted	$(0.43)	$(6.64)	$(1.51)	$(46.19)
Weighted-average shares-basic and diluted	19,913,038	1,100,323	17,409,227	1,008,098